UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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Symphonix Devices, Inc.

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Media Contact:	Eric Gertsman Neale-May & Partners (650) 328-5555 x502 egertsman@nealemay.com

Investor Contact:	Terry Griffin, CFO (408) 232-0710

FOR IMMEDIATE RELEASE

MED-EL to Purchase Symphonix’ Assets

SAN JOSE, Calif. — March 21, 2003 — Symphonix® Devices Inc. (NASDAQ: SMPX) — developers of the world’s first FDA-approved middle-ear implant for moderate to severe sensorineural hearing loss — announced today that it has entered into a definitive agreement with MED-EL, GmbH, a leading company in the field of cochlear implants with headquarters in Innsbruck, Austria, under which MED-EL has agreed to purchase certain assets and assume certain liabilities of Symphonix.

Under the terms of the definitive asset purchase agreement, MED-EL will pay $2.5 million to Symphonix in exchange for ownership of certain Symphonix assets including inventory, property & equipment and intellectual property and the assumption of all patient-related liabilities, including the warranty of all Vibrant Soundbridges currently in use. Geoff Ball, inventor of the Vibrant® Soundbridge®, co-founder of Symphonix, and current Symphonix Chief Technology Officer, will become MED-EL’s new middle-ear implant Chief Technology Officer based out of the Innsbruck, Austria worldwide headquarters. Deborah Arthur, Head of Clinical & Regulatory Affairs for Symphonix will take on the same role for MED-EL US at their Durham, North Carolina office.

The transaction is subject to the approval of Symphonix’ shareholders, as well as other customary conditions. Symphonix expects the transaction to close in the second quarter of 2003.

The Vibrant Soundbridge product represents an innovative approach to hearing improvement — the first implantable middle ear hearing device. Unlike conventional acoustic hearing aids, which increase the volume of sound that goes to the eardrum, the Vibrant Soundbridge bypasses the ear canal and eardrum by directly vibrating the small bones in the middle ear. Because of its design, no portion of the device is placed in the ear canal itself. The Vibrant Soundbridge has been approved by the FDA as a safe and effective treatment option for adults with moderate to severe sensorineural hearing loss who desire an alternative to acoustic hearing aids.

About Symphonix Devices, Inc.

Symphonix Devices Inc., a hearing technology company in the process of dissolution, had developed products to improve communication ability and quality of life for the millions of hearing-impaired people who were limited by current hearing solutions. Symphonix’ Vibrant Soundbridge is a surgical implant designed to work with the natural structures of the middle-ear to enhance hearing and communication ability for people with hearing impairment. The device can be implanted during a short, outpatient medical procedure. More information about Symphonix Devices, Inc. and their dissolution can be found at www.symphonix.com.

About MED-EL

Over 25 years ago researchers who later founded MED-EL developed one of the world’s first cochlear implants. Today, MED-EL is growing faster than any other cochlear implant company and is the global leader in innovative technology in the field. MED-EL products are the result of collaborative efforts by MED-EL engineers, surgeons, audiologists, therapists, and of course, implant users.

MED-EL has their worldwide headquarters in Innsbruck, Austria, a North American headquarters in Durham, North Carolina and 13 other subsidiaries worldwide. MED-EL has implanted their devices in over 400 clinics, in 70 countries worldwide.

Statements made in the press release regarding the future performance of our business, including the sale of our inventory, property and equipment, intellectual property and patient related liabilities to MED-EL are “forward looking statements” and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Such risks and uncertainties include, but are not limited to, the Company’s shareholders not approving the complete liquidation and dissolution of the company and the sale of the majority of the company’s assets to MED-EL. Further information on potential factors that could affect the Company’s financial results is included in the Company’s Form 10-Q for the quarter ending September 30 2002, and Form 10-K for the 2001 fiscal year filed with the Securities and Exchange Commission.

Symphonix, Vibrant and Soundbridge are registered trademarks of Symphonix Devices, Inc.

Additional Information and Where to Find It

In connection with the transactions proposed by the Asset Purchase Agreement, Symphonix intends to file an amendment to its proxy statement, initially filed with the Securities and Exchange Commission on December 19, 2002, as amended to date on January 16, 2003 and February 11, 2003. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transactions proposed by the Asset Purchase Agreement. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Symphonix with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and these other documents also may be obtained for free from Symphonix by calling (408) 232-0710.

Information Concerning Participants

Symphonix, its directors, officers, employees and agents may be soliciting proxies from Symphonix stockholders in connection with the transactions contemplated by the Asset Purchase Agreement. Information concerning the participants in the solicitation of the proxies will be available in the proxy statement.